Exhibit 10.1

TRANSACTION AGREEMENT

THIS TRANSACTION AGREEMENT ("Agreement") is made as of the 10 day of April, 2017, between METROSPACES, INC. a Delaware corporation, whose address is 888 Brickell Key Drive, Suite 1102 Miami, Florida 33131 ("Buyer") and Leandro Jose Iglesias in representation of the Rest of Shareholders and himself (jointly hereinafter the “Shareholders”), on behalf of themselves and on behalf of (i) ETELIX.COM USA LLC., (collectively, the “Company”), whose address is 300 Aragon Avenue, Suite 375, Coral Gables, Florida 33134 (collectively referred to as the "Seller").

RECITALS:

A.       Seller is the registered and beneficial owner of all the issued and outstanding shares in the capital stock ("Shares") of ETELIX.COM USA, LLC, a Florida corporation ("Company").

B.       Buyer desires to purchase, and Seller desires to sell, 51% of the outstanding shares in the capital stock of the Company and the "Additional Assets" (as hereinafter defined) pursuant to the terms and provisions of this Agreement.

IN CONSIDERATION of the mutual covenants, agreements, representations, and warranties contained in this Agreement the parties agree as follows:

1.       PURCHASE AND SALE. Subject to terms and conditions of this Agreement, and upon the basis of the covenants, representations and warranties of Seller as set forth below, Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller fifty one percent (51%) of the issued and outstanding Shares in the capital stock of Company and the Additional Assets all for a purchase price total of TWO MILLION FORTY THOUSAND DOLLARS ($2,040,000) (the "Purchase Price"), for a total Company valuation of $4,000,000 payable as follows:

A.       TWO HUNDRED AND FORTY THOUSAND DOLLARS ($240,000) shall be payable within a period of fifteen days after the "Closing Date" (as hereinafter defined), in cash on the transfer of the Shares to Buyer and the Additional Assets to Company in accordance with the terms of this Agreement.

B.       ONE MILLION EIGHT HUNDRED THOUSAND DOLLARS ($1,800,000) shall be payable in PIKs (“Pay-in-kind”) Preferred Convertible Stock. This Preferred Stock will be convertible into free-trading common stock under Rule 144.

C.       As part of this transaction, the Seller is committed to reinvest into the Company, as a working capital infusion, the sum of SEVEN HUNDRED THOUSAND DOLLARS ($700,000) from the Purchase Price. This infusion will be made from the sale of the free-trading common stock referred in the provision 1.B above; in a pro-rata basis. This means that for every dollar the Seller would obtain from the sale of the free-trading common stocks 61.11% will be part of his own personal assets and 38.89% will be used for the working capital infusion. The percentage allocated for the working capital infusion could be greater than 38.89% at the sole discretion of the Seller, but would never be less than 38.89%. The total amount of the purchase price agreed is $2,040,000; of which $700,000 will be invested into the company to increase its working capital and $1,340,000 as cash out to Leandro Jose Iglesias.

D. The transaction comprises 51% of Etelix.com USA, LLC capital stock. The remaining 49% of Etelix.com USA, LLC capital stock that will be retained by the original shareholder, and would be distributed as follows: 29% will be retain by Leandro José Iglesias and 8% by Alvaro Quintana Cardona; 8% by Juan Carlos Lopez and 4% by Alonso Van de Biest. Seller reserve the right, for the following seven years after the Closing Date, to redistribute his percentage appointing new shareholders or among the individuals listed in this paragraph, without the prior authorization of the other shareholders.

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E. The Seller and the individuals listed in paragraph 1.D shall have the option to convert any part or all of the shares on theirs possession of the stock capital of the Company were not included in the proposed transaction into Metrospaces´ stocks. The value for the conversion of the stocks will be done in function of a conversion factor multiplied by the EBITDA of the Company accumulated during the last 12 months prior to the date the conversion is requested. The conversion factor will be established by dividing $4,000,000 (current valuation of the Company) into the accumulated EBITDA of the fiscal year 2016 of the Company.

F. The purchase of the capital stocks of the Company subject to this agreement shall be supported with a promissory note, from the Buyer for an amount of $1,800,000; and the transfer of the stocks shall be attached to the encashment of the free-trading common stocks the Seller will receive as payment. The sales of the free-trading common stocks should be done in at least lots equivalent to $30,000. The Parties understand that there will be a period of 6 months until Metrospaces´ stocks will be able to be sold. The promissory note should be issue within the five days after the Closing Date.

G. The Seller should be able to convert into cash all free-trading common stocks equivalent to $1,800,000 received as part of the payment of the Purchase Price, in a period of time that should not exceed 18 months starting from the Closing date. If the Seller were not able to convert into cash all free-trading common stocks received Metrospaces would be entitled to receive the percentage of the capital stocks of the Company equivalent to the percentage of the $1,800,000 in free-trading common stocks the Principal was actually able to convert into cash.

H. In order to ensure the transaction, Metrospaces will contribute $240,000 as a guaranty that the transaction will be further refined. This amount will be paid to the Seller as part of the Purchase Price. But in any event Metrospaces decides not to continue with the execution of the agreement for any cause different from those established into the agreement, the Seller will retain the $240,000 as a default penalty.

I. The wholesale and carrier business performed by the Seller using as vehicles Etelix.com USA, LLC; Etelix Net Communications; Etelix.com Barbados; Etelix.com UK, and Etelix Group SL, have been under the process of consolidation of the total operation under the legal structure of Etelix.com USA, LLC. This consolidation implies the assignment of all active interconnection agreements from all the entities mentioned above to Etelix.com USA, LLC. Since this assignment of contracts have been done progressively during the year 2016, the balance and financial statements of Etelix.com USA, LLC do not reflect the business size and numbers in the Excel sheet attached for the current year, but the figures presented for the coming years are based on the consolidation of the business is under the migration process to Etelix.com USA, LLC.

J. The term "dollars", as used in this Agreement, is defined to be lawful United States currency.

K. All assets used in Company's business that are personally owned by Seller are collectively referred to as the "Additional Assets"; all assets owned by Company are collectively referred to as the "Assets"; and the Additional Assets and the Assets are collectively referred to as the "Total Assets". The business carried on by Company is referred to as the "Business".

2.       DESCRIPTION OF ASSETS OF COMPANIES. On the Closing Date, the Total Assets will include all the operating assets of the Business, as at the close of business on the day prior to the Closing Date (the "Inspection Date"), with the exception only of changes made in the ordinary course of business, including, without limitation the ones described in Exhibit A, attached hereto and made a part hereof.

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All Exhibits referred to in this Agreement will be completed, and copies delivered to Buyer as soon as possible after the signing of this Agreement, with the exception of those Exhibits which are to be attached on the Closing Date. The obligation of Buyer to consummate the transactions referred to herein is expressly subject to and conditioned on the delivery of all such Exhibits in completed form, and the approval and satisfaction of Buyer with respect to the matters disclosed thereon.

This Agreement does not include New Life Omega Services, Inc., a company created under the laws of the Republic of Panama; NL Omega Services, LLC a company incorporated under the laws of the State of Florida; Etelix Net Communications Services, Corp., a company created under the laws of the British Virgin Islands; nor any of the local and retail businesses including: Future Voyze LLC; Perfect Voyze LLC; Soluciones Latincom C.A.; Mitelco LLC; Etelix.com Peru; Etelix Group SL; and Etelix.com UK.

This Agreement does not include the shares or assets of the company Future Voyze LLC and/or Perfect Voyze LLC. Etelix.com USA LLC; Future Voyze LLC and Perfect Voyze LLC have entered into an agreement where Etelix.com USA LLC will receive all assets resulting from the liquidation process of Future Voyze LLC; and all those assets must be transferred from Etelix.com USA LLC to Perfect Voyze LLC once this company be granted with its own telecommunications license by the Federal Communications Commission.

3.       SHARE CERTIFICATES AND ADDITIONAL ASSETS. Subject to the terms of this Agreement, Seller will deliver to Buyer, within the thirty days after the Closing Date, the share certificates evidencing the Shares, duly endorsed for transfer to Buyer, together with deeds to all real estate, and title to any other assets included in the Additional Assets, against payment of the Purchase Price as detailed in Paragraph 1 above.

On the Closing Date title to the Additional Assets will be free and clear of all encumbrances. Possession of the Additional Assets will be given to Buyer as of 12:01 a.m. on the Closing Date.

4.       REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer as follows, and acknowledges and confirms that Buyer is relying upon such representations and warranties in connection with the purchase of the Shares and the Additional Assets:

(a)       Incorporation and Share Capital. Company is duly incorporated under the laws of the State of Florida, is not a public company, is a valid and subsisting company in good standing under the laws of the State of Florida, and has at all times been domiciled in the State of Florida for the purposes of all applicable income tax legislation.

The authorized capital of Company is one thousand dollars ($1,000.00) fully paid and non-assessable. Seller is the registered and beneficial owner of the Shares.

There are no issued shares in the capital stock of Company other than the Shares. The Shares are fully paid and non-assessable. No person, firm or corporation other than Buyer has any agreement or option or a right capable of becoming an agreement or option for the purchase, subscription or issuance of any of the issued or unissued shares in the capital stock of Company or to direct the voting or disposition of the Shares. There are no shareholders or other agreements affecting the Shares or Seller's ability to transfer the Shares to Buyer.

Seller is the owner, beneficially and of record, of the Shares, free of any liens, encumbrances, security agreements, equities, options, claims, charges and restrictions. Seller has the right and authority to enter into this Agreement on the terms and conditions set forth in it, and has full power to transfer the legal and beneficial ownership of the Shares to Buyer without giving notice to, making any filing with, or obtaining the consent or approval of any other person or governmental authority.

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(b)       Assets. Company owns and possesses, and has good and marketable title to, the Assets and Seller owns and possesses, and has good and marketable title to the Additional Assets. The assets listed in the Exhibits to this Agreement include all the assets of Company and all of the assets used in, or necessary for, the Business. The Property and Leased Property are in good operating condition and repair, and sound structural condition, free and clear of any material defects, or any restrictions on, or conditions to, its transfer or assignment. The remainder of the Total Assets are also in good operating condition and repair, ordinary wear and tear excepted, and are free and clear of any material defects or any restrictions on, or conditions to, their transfer or assignment. The Total Assets have been properly maintained and have been repaired or replaced when necessary. There has been no material change in the condition of any of the Assets since each item was inspected by a representative of Buyer.

Company does not own any shares in, or securities of, any other body corporate, and is not a partner of any partnership, or member of any joint venture or other business association.

(c)       Legal Requirements. Company and Seller each have the power to own their respective assets and to carry on the Business, are duly qualified to carry on business in the States of Florida, and hold all required licenses, permits, approvals and authorizations for carrying on the Business. Company does not own or lease any property or conduct any business in any state or jurisdiction other than the States of Florida or any other jurisdiction where it has relevant connection. Company has complied with all applicable federal, state or local statutes, laws and regulations including, without limitation, any applicable building, zoning or other law, ordinance or regulation affecting the Total Assets, or the operation of the Business. Seller has the right, power, legal capacity, and authority to enter into, and perform Seller's obligations under, this Agreement.

Company is not in default or breach of, and there exists no state of facts which after notice or lapse of time, or both, would constitute a default or breach of, any of the Material Contracts. All of the Material Contracts are in good standing. A complete list of the Material Contracts, together with executed and true copies of all Material Contracts other than Management Agreements, is contained in Exhibit A.

The consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (i) a breach of any term or provision of this Agreement, or of any law, regulation or ordinance; (ii) a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of the articles of incorporation or bylaws of Company or of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust or other agreement, instrument or arrangement to which any of Seller or Company is a party, or by which any of them, or the property of any of them, is bound; (iii) an event that would permit any party to terminate any agreement, or to accelerate the maturity of any indebtedness or other obligation of Company; or (iv) the creation or imposition of any lien, encumbrance or restriction of any nature in favor of a third party upon or against Company, the Shares or any of the Total Assets.

All material transactions of Company have been promptly and properly recorded or filed in the appropriate books and records.

(d)       Ordinary Course of Business. The Business has been carried on in the ordinary course and Company has not entered into any material agreements or commitments other than in the ordinary course of the routine affairs of the Business. Without limiting the generality of the foregoing, except in the ordinary course of the routine affairs of the Business or as disclosed in this Agreement, Company has not: (i) made or authorized any payment to any officers, directors, employees or other persons, including the payment of any personal expenses of Seller, except at the regular rates of salary, bonus or other remuneration payable to them as of the Inspection Date; (ii) paid or authorized any dividends or other distributions on, or payments in respect of, any of their shares or securities; (iii) made any loan or advance to any person; (iv) subjected any of the Assets to any mortgage, deed of trust, lien, pledge, conditional sales contract, security interest, lease, encumbrance or charge; (v) sold, leased or otherwise transferred or disposed of any of the Assets; (vi) modified, amended or terminated any agreement, or waived or released any rights under any agreement; (vii) incurred any debt, obligation or liability of any nature, whether accrued, absolute, contingent or otherwise; (viii) issued or sold, other than to Buyer, any equity or debt security; (ix) made any changes or amendments to the Articles of Incorporation or Bylaws of Company; or (x) authorized or agreed to do any of the matters described in the preceding clauses (i) through (ix).

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Company has not experienced, nor is Seller aware of any occurrence or event which has had, or might reasonably be expected to have, a materially adverse effect on the financial condition, business, assets or prospects of Company.

(e)       Insurance. Company maintains insurance in such amounts, and in respect of such risks, as are prudent for the Business.

(f)       Claims and Litigation. There is no claim, suit, action, arbitration, governmental inquiry, injunction, consent decree or legal, administrative or other proceeding existing, pending, or threatened against or relating to Company, or to Company's financial condition, or to the Business, or any of the Total Assets, nor does Seller know of, or have reasonable grounds for, believing that there is any basis for any such action, arbitration, proceeding or inquiry.

(g)       Financial Statements. The financial statements of Company, attached as Exhibit B and made a part hereof, are true and correct in every material respect, have been prepared in accordance with generally accepted accounting principles consistently followed by Company throughout the periods indicated, present fairly the financial position of Company as of the respective dates of the balance sheets included in the financial statements and the results of its operations for the respective periods indicated, and do not include or omit to state any fact which renders such financial statements misleading. Except as and to the extent shown or provided for in such financial statements, Company has no liabilities or obligations (whether accrued, absolute, contingent or otherwise) which might be or become a charge against the Assets.

All financial and other information provided by Seller to Buyer and its representatives to date is true and correct in every material respect, and no extraordinary events of any nature have in any way affected such information or the Business. There are no additional sets of books, duplicate sets, "second sets" or other documents or records of the Business kept by Seller or Company which purport to show the financial status of the Business and that have not been delivered to or inspected by Buyer.

(h)       Taxes and Unemployment Compensation. There are no special charges or levies, taxes, unemployment compensation contributions, penalties or interest that form or might form a charge or encumbrance on the Total Assets, or that may become payable by Company or Buyer as a result of, or in connection with, any event that has occurred to the date of this Agreement.

(i)       All Accounts Paid. All account billings which have been received by Company or Seller for work, labor or materials in connection with the Total Assets or the Business have been paid in the ordinary course of the routine affairs of the Business.

(j)       Contractual Arrangements. Company does not have any contracts, agreements, undertakings or arrangements, whether oral, written or implied, with lessees, licensees, managers, accountants, suppliers, agents, officers, distributors, directors, lawyers, or others which cannot be terminated on one month notice.

(k)       Employment Matters. (i) Company is in compliance with all federal, state and local laws, ordinances and regulations respecting employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. There is no unfair practice complaint against Company pending before the National Labor Relations Board. Company is not, and has never been, a party to any profit sharing, retirement, pension or similar plans, or other deferred compensation plans affecting the Business, except as disclosed on Exhibit C, attached hereto and made a part hereof. Company is not now, nor has it ever been, a party to any union contract or collective bargaining agreement with any labor union or other association of employees and, to the best of the knowledge of Seller, no attempt has been made to organize or certify the employees of Company as a bargaining unit. Company is not a party to, nor bound by, any written or oral employment, advisory or consulting agreement other than those terminable at will by Company. All employment benefits of Company in place, including without limitation, any insurance plans are disclosed on Exhibit C; (ii) to the knowledge of Seller, Company has never been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Reform and Control Act of 1986, or any related federal statute and the rules and regulations promulgated thereunder (the "Immigration Laws"), nor has it been fined or otherwise penalized by reason of any failure to comply with the Immigration Laws, nor, to the knowledge of Seller, is any such proceeding pending or threatened; (iii) Exhibit C, attached hereto and made a part hereof, contains a list of all employees of Company, their wages and other remuneration of every kind, including current year vacation pay earned to date, accrued sick leave, and the date and amount of the latest wage increase of each such employee. There has been no hiring of new employees or termination of existing employees, voluntary or otherwise, by Company since the Inspection Date; and (iv) Company and Seller have complied with all requirements of the Employee Retirement Income Security Act of 1974, as amended.

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(l)       Tax Matters.

(i) Each of the returns required to filed by Company on or before the Closing Date (the "Company Returns") with respect to any income, franchise, sales, property, employment or any other tax or governmental charge (or by Seller with respect to Company or its operation) with any governmental body; (1) has been timely filed (including any extensions); and (2) has been prepared in compliance with applicable law. All amounts, whether or not shown on the Company Returns, due on or before the Closing Date have been paid, except to the extent such amounts are being contested in good faith by the Company or are properly reserved for on the books or records of the company, as provided to the Buyer. All taxes that Company has been required to collect or withhold on or before the date of this Agreement have been duly collected or withheld, and to the extent required when due, have been duly paid to the proper governmental body. Company has delivered, or made available to Buyer, correct and complete copies of all Company Returns, examination reports and statement of deficiencies assessed against or agreed to by Company. True and correct copies of the Company Returns for 2013, 2014, 2015 AND 2016 are attached hereto as part of Exhibit B and made a part hereof.

(ii) Except as otherwise disclosed to Buyer, there has not been any audit of any Company Return by any governmental body. No audit of any such Company Return is in progress, and neither the Company nor Seller has been notified in writing by any governmental body that any such audit is contemplated or pending. No extension of time with respect to any date on which a Company Return was required to be filed by the Company is in force and now waiver or agreement by or with respect to Company is in force for the extension of time for the payment of any taxes. No written claim has been made by any governmental body in a jurisdiction where Company does not file tax returns that Company is subject to taxation by that jurisdiction which would result in an obligation of Company to pay taxes.

(iii) Company has not agreed to nor is it required to make any adjustment for any period after the Closing Date pursuant to Section 481(a) of the Internal Revenue Code by reason of any change in any accounting method. There is no application pending with any governmental body requesting permission for any such change in any accounting method of Company and the IRS has not issued in writing any pending proposal regarding any such adjustment or change in accounting method.

(iv) Company is not a party to any agreement with any third party relating to allocating or sharing the payment of, or liability for, taxes.

(v) The sale of the Shares and the consummation of the transactions contemplated by this Agreement does not create any tax liabilities for Company.

(m)       Accounts Receivable. The Receivables shown in the books of Company are good and collectible, except for normal trade accounts which may become uncollectible in the ordinary course of business.

(n)       Banks and Financial Institutions. The names and locations of all banks and other financial institutions at which Company has any accounts or safety deposit boxes, the numbers of such accounts, and the names of all persons authorized to draw thereon or have access thereto are set forth on Exhibit B, attached hereto and made a part hereof.

(o)       OSHA and ADA. Company is in compliance with all requirements of the Occupational Safety and Health Act ("OSHA") and the Americans with Disabilities Act ("ADA") pertaining to the facilities and operations used in the Business.

(p)       Full Disclosure. None of the representations and warranties made by Seller, or made in any document, exhibit, certificate, memorandum or in any information of any kind furnished, or to be furnished by Seller, or on Seller's behalf, contains or will contain any false statement of a material fact, or omits or will omit any material fact the omission of which would be misleading.

(q)       Brokers. There are no brokers, salesmen or finders involved in this transaction. If a claim for brokerage commission in connection with this transaction is made by any broker, salesmen or finder claiming to have dealt by, through or on behalf of one of the parties hereto ("Indemnitor"), Indemnitor shall indemnify, defend and hold harmless the other party hereunder ("Indemnitee") and Indemnitee's officers, directors, agents and representatives, from and against any and all liabilities, damages, claims, costs, fees and expenses whatsoever, including reasonable attorneys' and paralegals' fees and costs up through and including all trial and appellate levels with respect to said claim for brokerage. The provisions of this Paragraph 4(q) shall survive Closing or any cancellation or earlier termination of this Agreement.

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(r)       Anti-Corruption. Neither the Company, nor any of its officers, shareholder, directors, agents or employees, acting on its behalf has: (i) made or offered to make any illegal payment to any officer or employee of any governmental agency or body, or any employee, customer or supplier of the Company, or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts and not proceedings have been filed or commenced alleging any such payments. None of the officers, shareholders, directors, agents or employees of company are a governmental official.

(s) Intellectual Property. Exhibit A sets forth a complete list of all IP Rights used, held for use or owned by Company (the "Intellectual Property") and a true correct and complete list of all licenses or similar agreements or arrangements to which Company is a party, either as licensee or licensor with respect to the Intellectual Property. Company is the sole and exclusive owner of all of the Intellectual Property. Neither Company nor Seller have knowledge of nor received notice of any claim or basis for a claim against it that any of its operations, activities, products or publications infringes on any IP Right or other property right of a third party, or that it is illegally otherwise using the trade secrets or any property rights of other. Company owns all right, title and interest to any custom or proprietary software and telecommunications programs used in the conduct of its property rights of any third party. Company uses all of its software for its intended use and complies with applicable law. Company has no obligation to refund any fees for any products or services sold to any third party.

(t)       Business Continuity. None of the software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized and/or software systems and any other similar or related items of automated, computerized and/or software systems and any other networks or systems and related services that are used by or relied on by Company in the conduct of its businesses (collectively, the "Systems") have experienced bugs, failures, breakdowns or continued substandard performance in the past twelve (12) months that has caused or reasonably could be expected to cause a materially adverse effect to the Business.

5.       COVENANTS OF SELLER.

(a)       Financial and Other Information. Seller covenants that Seller will do or will cause to be done the following: (i) make available to Buyer as soon as practicable, all books, accounts, records and other financial and accounting data of Company (including all available financial statements for the past five fiscal periods); and (ii) make available to counsel for Buyer as soon as practicable, all charter documents, minute books and other corporate records and all documents of title and related records of Company.

(b)       Ordinary Course of Business. Seller will ensure that to the Closing Date Company will: (i) conduct the Business only in the ordinary course; (ii) make no increase in the compensation payable to, or agreements with, any employee or agent by which Buyer or Company is bound; (iii) not make any commitment on behalf of Buyer or Company by which Buyer or Company is bound to any third party, including, without limitation, a commitment to hire any person as an employee; (iv) use Seller's best efforts to keep the business organization of Company intact, and to keep available to Buyer the services of the present employees, and to preserve for Buyer the goodwill of the Business, suppliers, customers and dealers, and others with which Seller and Company have business relations; and (v) make no announcement or disclosure of the prospective purchase and sale contemplated by this Agreement without consultation and coordination of such announcement with Buyer. All parties will use their best efforts to attain a favorable public relations posture and response in the community, and to retain the goodwill of the Business pending, during and after closing

(c)       Litigation. Seller will be fully responsible for all losses, damages, expenses, liabilities, attorneys' fees, claims or demands whatsoever suffered or incurred by Buyer or Company as a result of any litigation or threatened litigation arising from matters that occur on or before the Closing Date.

(d)       Company Records and Minute Books. On the Closing Date: (i) the minute books of Company will contain accurate and complete minutes of all meetings and proceedings of the directors, any committee appointed by the directors, and of the shareholders of Company since the date of its incorporation, and all waivers, notices and other documents required by law to be contained in such books; (ii) all resolutions contained in the minute books will have been duly passed and all meetings referred to above duly called and held; (iii) the records of Company concerning share certificates and share registers will be complete and accurate; and (iv) Company will be in good standing under the laws of the State of Florida and will have passed all resolutions necessary to approve and effect the transaction contemplated by this Agreement.

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(e)       Title to the Assets. Company will hold good and marketable fee simple title to Assets and Seller will hold good and marketable fee simple title to the Additional Assets up to and on the Closing Date, and save and except for liens and encumbrances securing the Assumed Debt, the Assets will on the Closing Date be free and clear of all mortgages, liens, leases, pledges, charges, encumbrances, equities, easements, rights of way, covenants, conditions, restrictions or claims of every nature and kind whatsoever, except for the "Permitted Exceptions" (as hereinafter defined) or as disclosed in this Agreement.

(f)       Goodwill. Seller agrees to do everything within Seller's ability to protect the ongoing goodwill of Company and the Business both before and after the Closing Date.

(g)       Consents. Seller will diligently take all reasonable steps required to assure that Company's licenses are not affected by the sale of the Shares to Buyer In addition, Seller will diligently take all reasonable steps required to obtain, prior to the Closing Date, all consents to the assignment, transfer, conveyance or other disposition of the Additional Assets to Buyer where such a consent is required. Buyer will use its best efforts to assist in the obtaining of all such consents.

(h)       Further Assurances. After the Closing Date, Seller will, at the expense of Buyer, execute and do all such further deeds, acts, things and assurances that may be requisite in the opinion of counsel for Buyer for more perfectly and absolutely assigning, transferring, assuring to and vesting in Buyer title to the Additional Assets, save and except for liens and encumbrances securing the Assumed Debt, free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances, equities or other claims of every nature and kind whatsoever, except as disclosed in this Agreement and its Exhibits, and for carrying out the intention of, or facilitating the performance of, the terms of this Agreement.

(i)       Legal Opinion. Seller will provide to Buyer an opinion from Seller's attorneys within thirty days of the Closing Date.

(j)       Insurance. Seller will up to and including the Closing Date maintain in full force and effect the existing policies of insurance of the Total Assets. The Business and the Total Assets will remain at the risk of Seller to the Closing Date. In the event of loss, Buyer may elect to complete the purchase of the Shares, or may cancel this Agreement and any monies paid to Seller will be returned to Buyer. Seller will cause Company to terminate coverage of the insurance policies of Company as of 12:01 a.m. of the day following the Closing Date.

(k)       DISTRIBUTIONS. The Seller will not do any cash distributions, nor any other kind, before closing for purpose of dividends

(l)       Seller's Release. Seller for Seller, Seller's heirs, successors and assigns, releases and forever discharges Company and all of its affiliates, and its respective successors and assigns, of and from all claims and causes of action known or unknown, accrued or unaccrued, that Seller has or may have against any of them including, without limitation, all claims for past wages and all claims for compensatory, exemplary or punitive damages for any cause arising on, or prior to, the Closing Date.

(m)       OSHA and ADA. In the event that Company is, in the reasonable judgment of Buyer, not in compliance with OSHA or ADA requirements on the Closing Date, Buyer will, at Seller's expense, bring Company into compliance.

(n)       Management Agreements. Within a period of 30 days after the Closing Date under separate agreements, A Management Agreement shall be subscribed with all members of the current management team with the purpose that all of them continue with their current managing functions for an initial period of 36 months, renewable automatically for 24-month periods; unless the Company gives a written notification with at least 90 days prior the termination date of the initial 36-month period or any subsequent 24-month period, expressing its intention to not renew the Management Agreement. This Management Agreement should be construed taking into consideration the current responsibilities, job conditions, salaries and any other benefits of each one of the member of the management team. This Management Agreement will include Mr. Leandro Jose Iglesias as current President & CBDO of the Company; Mr. Juan Carlos Lopez Silva as current CEO; and Mr. Alvaro Quintana Cardona as current COO/CFO. Company should have the right to terminate the Management Agreement at any time without prior notice, but in that event, the Company should pay the management member the salaries and any other benefits the management member is entitled to receive up to the original termination date of the initial 36-month period or any subsequent 24-month period.

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In case the Company decides to terminate or not to renew the Management Agreement a compensation will apply if the Company enforces the non-compete agreement. This compensation will be equal to the salaries and any other benefit the managing member would receive for the period of time the non-compete condition would last according to the cases contemplated in Clause 5(o).

Variable component of the benefits will be calculated based on the average of the prior six months

51% of shareholders may request a partial or a complete substitution of the management team.

All Sr. Management will be subject to a non-compete agreement.

(o)       Non Compete Covenant. Within the 30 days following the Closing Date under separate agreement, all management members subjected to the Management Agreement in clause 5(n) will grant to Buyer a covenant not to compete directly or indirectly with Buyer in the wholesale voice business for that period of time which is the later of five (5) years from the Closing Date or three (3) years from the termination of any employment relationship created between the management members and the Company (the "Non-Competition Agreement"). In the event of any breach of the Non-Competition Agreement by any management member, Buyer shall have the right to be indemnified by the management member breaching the Non-Competition Agreement for an amount equal to double of the compensation the management member would be entitle to receive in the events stipulated in the Clause 5(n) (Management Agreement).

(p)       Certificate of Closing. Seller agrees to provide Buyer, on the Closing Date, with a certificate dated the Closing Date certifying that all representations and warranties contained in this Agreement are true and correct as of the Closing Date, and that Seller has performed and complied with all agreements, warrants and conditions required by this Agreement to be performed or complied with by Seller ("Closing Certificate").

6.       SURVIVAL OF REPRESENTATIONS. The representations, warranties, covenants and agreements by Seller in this Agreement and its Exhibits, or documents delivered pursuant to the provisions of this Agreement or in connection with the transactions contemplated by it will be true at and as of the Closing Date as though made at that time. Notwithstanding any investigations or inquiries made by Buyer prior to the Closing Date or the waiver of any conditions, the representations, warranties, covenants and agreements of Seller will survive the Closing Date and, notwithstanding the closing of the transaction of purchase and sale provided for in this Agreement, will continue in full force and effect.

7.       INDEMNITY. Seller agrees to reimburse Buyer and to indemnify and hold Buyer harmless from and against any and all losses, damages, expenses, liabilities, claims or demands whatsoever suffered or incurred by Buyer or Company resulting or arising from: (a) any breach of, or misrepresentation in, the representations, warranties and covenants of Seller and/or Principal contained in this Agreement and its Exhibits or in the documents delivered pursuant to the provisions of this Agreement or in connection with the transactions contemplated by this Agreement; and (b) any and all liabilities and obligations whatsoever whether accrued, absolute, contingent or otherwise, relating to the operation of the Business prior to the Closing Date.

8.       OFFSET. To secure the obligations of Seller pursuant to this Agreement, Buyer shall have the right to offset or reduce any payments due Seller including without limitation any deferred payments or any payments payable pursuant to the Employment Agreements. Such offset or reduction shall not constitute a breach or default under the Employment Agreements or this Agreement. If Seller becomes obligated to reimburse or indemnify Buyer pursuant to Paragraph 7 hereof, and fails to promptly do so, Buyer may reduce the amount of or completely stop making deferred payments or payments due under the Employment Agreement, as applicable, until the amount of such reimbursement due is recovered byb Buyer, provided that Buyer has given Seller at least thirty (30) days written notice prior to taking such action. If Buyer has reasonable grounds to believe that it may suffer or incur any loss, damage, expense, liability, claim or demand for which it is indemnified by Seller, then it may withhold payments due the Seller as provided above, and deposit such funds with an escrow agent to be selected by it to be held in accordance with the provisions of this section, such funds to be released to Buyer upon occurrence of the loss, liability, expense or damage. If the amount withheld exceeds the amount of the loss, liability, expense or damage suffered or incurred by Buyer, such excess shall be promptly paid to Seller. The rights of Buyer under this Paragraph 8 shall be in addition to whatever other rights and remedies Buyer may have pursuant to this Agreement, or at law or equity.

9.       BANKRUPTCY. In case of bankruptcy or economic unviability of Metrospaces the original shareholders of Etelix.com USA, LLC will have the preferential right to repurchase from Metrospaces its participation on Etelix.com USA, LLC at the lowest company value between the value established into this Agreement and the value company may have by the time the preferential right to repurchase would be exercised

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10.       CONDITIONS PRECEDENT TO CLOSING. The completion of the transaction contemplated by this Agreement is subject to: (a) Buyer obtaining approval to proceed from its Board of Directors and the Board of Directors of its Parent, and any necessary third-party consents; (b) satisfactory completion of a due diligence review, by Buyer (including review of the financial statements and the other reports or audits referred to in this Agreement) within thirty (30) days from the date of the beginning of the due diligence as declared solely by the Buyer (Each Party pays for own expenses). These provisions or any of them may be removed by Buyer and are solely for its benefit. If the conditions are not satisfied and Buyer terminates this Agreement, then the Deposit, plus interest, if any, shall be returned to Buyer. The Seller has received Minority Stockholders’ consents required to affect the sale of Company (if applicable).

The Company will be delivered debt-free. This condition is related to debts, account payables or any liability, as well as, any receivable the Company may have with the Seller, related companies or companies related to the Seller, including Etelix Net Communications, Etelix.com Barbados, Etelix.com Peru, Etelix.com UK, Etelix Group SL and New Life Omega Services Ink (NL Omega). Excluding commercial debts or liabilities for services rendered between companies.

Company will be delivered with normal levels of working capital, defined as current assets (except cash) minus current liabilities forecasted for the following 12 months, based on average levels of working capital for the 3 months preceding the closing. In order to strengthen the working capital position of the Company, the Seller is committed to offer a credit to the company for the sum of $200,000; which terms and interest rate will be defined in a separate document. This money will be taken from the cash payment indicated in provision 1 and do not form part of the $700,000 working capital infusion referred in provision 1.

11.       CLOSING DOCUMENTS.

(a)       Delivery of Closing Documents by Seller. On or before the Closing Date, Seller will deliver to Buyer or its counsel the following, in form and substance satisfactory to Buyer and its counsel: (i) certificates representing the Shares, duly endorsed for transfer to Buyer. On submission of such certificates to Company for transfer, Company will issue to Buyer certificates representing the Shares, registered in the name of Buyer; (ii) the minute books and corporate seals of Company; (iii) the Closing Certificate; (iv) certificate of good standing of Company issued by the Secretary of State of Florida; (v) executed resignations, effective as of the Closing Date, of officers and directors of Company, as directed by Buyer; (vi) all warranties of all machinery, equipment and software, if any, from all contractors, subcontractors and suppliers with regard to the Assets, to Buyer; (vii) assignments to Buyer of all covenants not to compete in respect of all former principals, brokers and employees of the Business; (viii) a bill of sale in respect of the Additional Assets, if any, other than real property that are being transferred to Buyer in accordance with the terms of this Agreement; (ix) the Non-Competition Agreement; (x) the Employment Agreements; and (xi) all other documents, acts, things and assurances as may be required in the reasonable opinion of the attorneys for Buyer for insuring that all of the transactions contemplated by this Agreement are carried out to the fullest extent possible.

12.       CLOSING AND GENERAL.

(a)       Date and Time of Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares will be completed at a closing (the "Closing") to be held at 10:00 a.m. local time, thirty (30) days following the date of this Agreement ("Closing Date") or at such other time and date as will be agreed upon in writing between the parties or their respective attorneys.

(b)       Place of Closing. The Closing will take place at Caracas, Venezuela.

(c)       Communications. All communications required to be given will be in writing and will be deemed to have been properly given if transmitted by E-Mail or delivered to the address of the party directly by U.S. Mail or Federal Express or other nationally recognized overnight courier service, and will be deemed to have been received, upon the date of delivery or transmission. Such communications will be sent to the following addresses:

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SELLER: Leandro Jose Iglesias in representation of ETELIX.COM USA LLC.,

a Florida corporation, and all its shareholders

300 Aragon Ave, Suite 375
Coral Gables, FL 33134

E-Mail:ceo@etelix.com

BUYER: Metrospaces, Inc.

888 Brickell Key Drive, Suite 1102

Miami, Florida 33131

Attention: Oscar Brito

E-Mail: oscar.brito@metrospaces.net

(d)       Applicable Law. This Agreement will be deemed to be a contract made under the laws of the State of Florida and for all purposes will be governed by and interpreted in accordance with the laws prevailing in the State of Florida, without regard to principles of conflict of laws. Venue shall be state and federal courts located in Palm Beach County, Florida.

(e)       Inurement. This Agreement will inure to the benefit of and be binding upon the parties, their heirs, administrators, successors and assigns.

(f)       Time of Essence. Time is of the essence of this Agreement.

(g)       Counterparts. This Agreement may be executed in several counterparts, each of which when so executed will be deemed to be an original and which will together constitute the one and the same agreement; and it will not be necessary in proving this Agreement to produce or to prove more than one such counterpart.

(h)       Severability. If a court of competent jurisdiction should find any term or provision of this Agreement to be unenforceable and invalid by reason of being overly broad, the parties agree that the court shall limit the scope or duration of such provision to the maximum enforceable scope or duration allowed by law. Any term or provision deemed by a court of competent jurisdiction to be unenforceable and invalid for any other reason shall be severed from this Agreement, and the remainder of this Agreement shall continue in full force and effect.

(i)       Legal Fees and Costs. In the event of any disputes or controversies arising from the Agreement or its interpretation, the prevailing party shall be entitled to recover its attorneys' and paralegals' fees and costs from the non-prevailing party, up through and including all trial, appellate and post-judgment proceedings. Each Party will pay its own fees and expenses (including legal, accounting, investment banking and financial advisory fees and expenses) incurred in connection with the negotiation and execution of this Agreement.

(j)       Confidentiality. The parties agree that from and after the date of this Agreement, none of the terms and conditions of this Agreement or any other agreement entered into by the parties or their affiliates, will be disclosed to any third party other than attorneys, accountants, Buyer's lender and other professionals advising the parties in connection with the contemplated transaction, without the prior written consent of the other party. The parties further agree that any information exchanged in connection with the transaction contemplated by this Agreement is proprietary to the disclosing party, and confidential in nature and it will be treated as such by the receiving party unless such information is or becomes a matter of public record.

(k) Relation to Previous Agreements. This Agreement (including its appendices) constitutes the entire understanding and agreement between the Parties (including Metrospaces, Etelix.com USA, Leandro Iglesias and Oscar Brito) and supersedes and merges all prior agreements, promises, understandings, statements, representations, warranties, indemnities and covenants, whether written or oral with respect to the subject matter hereof.

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IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

BUYER:

METROSPACES, INC., a Delaware corporation

By: /s/ Oscar Brito

Printed Name: Oscar Brito

Title: CFO

SELLER:

ETELIX.COM USA LLC., a Florida corporation, and all its shareholders

By: /s/ Leandro Jose Iglesias

Printed Name: Leandro Jose Iglesias

Title: MGRM

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